For Immediate Release
                                          Contact:  John L. Flynn  703/478-5830
                                          Jflynn@fairchild.com

The Fairchild Corporation [NYSE: FA] Selects Ernst & Young as Independent
Auditor

     Dulles, VA (May 14, 2002) - The Fairchild Corporation [NYSE: FA] announced today its Board of Directors has appointed Ernst & Young LLP as the Company's independent auditor for fiscal 2002, replacing Arthur Andersen, LLP.

     The change was based upon the unanimous recommendation of the Audit Committee. Prior to the appointment of Ernst & Young LLP, Arthur Andersen had served as the Company's independent accountants since 1962.

     The Fairchild Corporation is a leading worldwide manufacturer and supplier of precision fastening systems used in the construction and maintenance of commercial and military aircraft, and a distributor of aerospace parts. Fairchild Fasteners has manufacturing facilities, as well as sales/design customer teams in the United States, Germany, France, the United Kingdom, Portugal, Hungary, and Australia. Because of its unique ability to serve customers worldwide from its manufacturing and logistics businesses, Fairchild Fasteners offers the market the most complete and innovative solutions to the delivery, stocking, and dispensing of fasteners. Banner Aerospace, The Fairchild Corporation's aerospace distribution segment, provides aircraft parts and services. The Fairchild Corporation also owns a significant real estate investment. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).